Exhibit 10.40

FORM OF

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made effective for all purposes and in all respects as of the [           ] day of [                     ], [           ] (“Effective Date”), by and between WADDELL & REED INVESTMENT MANAGEMENT COMPANY, a Kansas corporation (“Employer”) and [                          ] (“Employee”).

RECITALS

WHEREAS, Employer is engaged in the business of providing investment supervision and advice to certain open-end investment companies (the “Funds”) pursuant to agreements to serve as investment manager and to portfolios of separate accounts for which Employer serves as advisor or subadvisor (the “Non-Fund Accounts”); and

WHEREAS, Employee is currently employed by Employer in the capacity of a portfolio manager of one (1) or more of the Funds and/or one (1) or more of the Non-Fund Accounts; and

WHEREAS, Employer desires to retain the benefits of Employee’s experience and abilities as an employee from and after the Effective Date for the term set forth in this Agreement and Employee desires to accept such employment in strict accordance with the terms and conditions of this Agreement; and

WHEREAS, as a condition precedent to the retention of Employee by Employer pursuant to the terms of this Agreement, Employee has agreed to provide to Employer certain covenants, including without limitation, certain covenants not to engage in competition with Employer and certain covenants relating to confidential information which may be obtained by Employee during the term of employment; and

WHEREAS, Employer and Employee desire to set forth in writing the revised terms and conditions of their agreements and understandings regarding the employment of Employee following the Effective Date.

NOW THEREFORE, in consideration of the foregoing, of the continued employment of Employee, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Term of Employment.

a.                                      Initial Term. Subject to the terms and conditions set forth herein, Employer hereby employs Employee in the capacity set forth herein, and Employee hereby accepts such employment as of the Effective Date, which employment shall continue for an initial term beginning on the Effective Date and ending on [                       ] (“Initial Term”), unless sooner terminated in accordance with the provisions of Paragraph 9 hereof.

b.                                      Renewal Terms. Following the expiration of the Initial Term, unless this Agreement has been previously terminated in accordance with Paragraph 9 hereof, this Agreement shall automatically be renewed for successive one (1) year periods (“Renewal Terms”), provided, however, that either party may terminate this Agreement effective as of the expiration of the Initial Term or any Renewal Term by giving the other party written notice of such termination at least thirty (30) days prior to the expiration of such Initial Term or any Renewal Term.

c.                                       Definition. As used throughout this Agreement, “term” shall include the Initial Term and all Renewal Terms, if any.

2.                                      Duties of Employee.

a.                                      Title and Supervision. During the term of this Agreement, subject to the discretion of the Chief Investment Officer of Employer, Employee shall be employed by Employer in the capacity of portfolio manager or assistant portfolio manager of those Funds set forth in Exhibit A, attached hereto and incorporated herein by reference, and/or upon instruction from the Chief Investment Officer of Employer, Employee shall be employed by Employer in the capacity of portfolio manager or assistant portfolio manager of specified Non-Fund Accounts. Unless otherwise specified by the Employer, Employee shall report directly to and take instruction from the Chief Investment Officer of Employer.

b.                                      General Duties. It is understood and agreed by Employee that Employee’s principal duties on behalf of Employer at the date hereof are and shall be the usual and customary duties and responsibilities of a portfolio manager or assistant portfolio manager, as applicable. Notwithstanding the foregoing, in accepting such employment by Employer, Employee shall, in addition to those duties specifically prescribed herein, undertake and assume the responsibility of performing for and on behalf of Employer such duties as shall be assigned to Employee by Employer at any time and from time to time. During the term of this Agreement, Employee shall devote full-time best efforts, skill, attention, loyalty and diligence to serving and promoting Employer’s interests. Employee shall not, directly or indirectly, engage or participate in any activities at any time during the term of this Agreement in conflict with the best interests of Employer or its affiliates. For purposes of this Agreement, the term “affiliate” shall include all individuals and entities affiliated with Employer by ownership, contract or otherwise.

c.                                       Specific Duties. The duties of Employee to Employer shall include, but not be limited to, the following:

i.                                          Supervising the investments of the Funds and Non-Fund Accounts for which Employee serves, from time to time, as portfolio manager and/or assistant portfolio manager, subject to the authority of the Chief Investment Officer of Employer;

ii.                                       Providing investment advice to the Funds and Non-Fund Accounts for which Employee serves, from time to time, as portfolio manager and/or assistant portfolio manager, subject to the authority of the Chief Investment Officer of Employer;

iii.                                    Providing direction and control to the staff of the Investment Management Division of Employer, subject to the authority of the Chief Investment Officer of Employer;

iv.                                   Complying with all applicable rules, guidelines, policies and procedures established from time to time by or on behalf of Employer, including, but not limited to, all personnel rules and the Code of Ethics adopted by Employer, as amended from time to time; and

v.                                      Cooperating with the other employees of Employer to achieve the objectives and goals of Employer.

d.                                      Modification of Duties. It is understood and agreed that any modification or expansion of Employee’s duties hereunder shall not, unless specifically agreed to by Employer in a duly executed amendment of this Agreement, result in any modification or increase of Employee’s compensation referred to in Paragraph 3 hereof.

3.                                      Compensation. During the term of this Agreement, for any and all services to be rendered or performed for Employer by Employee, Employee shall be paid the compensation set forth in this Paragraph. Employee acknowledges and agrees that such compensation constitutes full and complete compensation for his/her obligations and services and all covenants under this Agreement.

a.                                      Salary. Employee shall be paid an annual gross salary as Employer in its sole and absolute discretion determines and notifies Employee (“Salary”). Salary shall be paid to Employee on a semi-monthly basis, subject to reduction for any and all applicable federal, state and local withholding, social security and unemployment taxes and any other voluntary pre-tax or after-tax reductions associated with any benefit or other program offered to all employees of Employer, in accordance with the standard payroll policies of Employer. Salary shall be pro-rated for any leave without pay taken by Employee. Employer may, in its sole and absolute discretion, determine the timing and amount of future raises in Salary, if any, based upon such factors as determined by Employer, including without limitation, Employee’s performance and Employer’s financial condition.

b.                                      Discretionary Bonus Compensation. In addition to the Salary, Employer may pay Employee bonus compensation in such amount(s) and at such time(s) as Employer in its sole and absolute discretion determines (“Bonus Compensation”). Nothing contained herein shall entitle Employee to receive Bonus Compensation.

c.                                       Deferred Compensation. Employer may, in its sole and absolute discretion, award to Employee deferred compensation pursuant to the terms set forth in the Portfolio Manager’s Deferred Compensation Plan attached hereto as Exhibit B.

4.                                      Employee Benefits. As of the Effective Date, and continuing during Employee’s term of employment, Employee shall be entitled, in Employer’s sole and absolute discretion, to participate in all of Employer’s employee benefit plans which are maintained by Employer from time to time and set forth in Employer’s manual of “Employee Information - Policies and Benefits” as the same may be amended and/or supplemented from time to time (the “Employment Manual”). Such participation shall be subject to any eligibility restrictions and qualifications set forth in the Employment Manual or other manuals which relate to the benefit plans set forth in the Employment Manual.

5.                                      Disclosure of Information.

a.                                      Employee acknowledges that, in and as a result of the employment relationship created by this Agreement, Employee will be using, acquiring and/or adding to confidential information of a special and unique nature and value relating to such matters, including without limitation, systems, procedures, policies, manuals, trade secrets, lists of clients and accounts and confidential business information of Employer and its affiliates (“Confidential Information”). As a material inducement to Employer to enter into this Agreement and to pay to Employee the Salary referred to in Paragraph 3 hereof (as well as any additional benefits referred to in Paragraphs 3 and 4 hereof), Employee covenants and agrees that Employee shall not, at any time during (except as may be required to fulfill his/her duties hereunder) or following the term of employment hereunder, directly or indirectly, use, disseminate, divulge or disclose, for any purpose whatsoever, any Confidential Information. Employee understands that Confidential Information includes, but is not limited to, trade secrets and information relating thereto. In the event of a breach or threatened breach by Employee of any of the provisions of this Paragraph 5 or of Paragraph 6 or 7 hereof, Employer, in addition to and not in limitation of any other rights, remedies or damages available to Employer at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Employee, or by Employee’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with Employee.

b.                                      Upon termination of employment with Employer, whether such termination was by Employee or Employer, or at any time Employer may request, all documents, records, notebooks, computer disks, tapes and similar repositories of or documents containing any Confidential Information, including all existing copies, abstracts and summaries thereof, then in Employee’s possession or control, whether prepared by Employee or others, shall be the sole property of Employer and shall be returned to Employer within three (3) days of the termination date or at any time Employer may request.

c.                                       Employee shall not make or permit others to make, except in fulfilling his/her duties hereunder and for the sole use and account of Employer and its affiliates, any copies, abstracts or summaries of any of the materials or information referred to in (a) and (b) of this Paragraph 5.

d.                                      Employee acknowledges that Employee has no rights to, and Employee shall not assert any rights to, any concepts, methods or ideas, or improvements thereof, or know-how related thereto, made or acquired by Employee during and related to Employee’s employment with Employer. All such concepts, methods or ideas, or improvements thereof, shall be the sole and absolute property of Employer and/or its affiliates.

e.                                       Upon termination of employment with Employer, neither Employee nor any of Employee’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with Employee shall use or refer to the name of Employer, Employer’s affiliates or any Fund or Non-Fund Account or to the performance statistics of Employer, Employer’s affiliates or any Fund or Non-Fund Account relating to the period Employee was employed or affiliated with Employer or its affiliates.

6.                                      Covenants Against Competition. Employee acknowledges that the services to be rendered by Employee hereunder are of a special and unusual character which have a unique value to Employer, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to Employer of the services of Employee for which Employer has contracted hereunder and the Confidential Information which may be obtained by or disclosed to Employee during the term of employment, and as a material inducement to Employer to enter into this Agreement and to pay to Employee the Salary referred to in Paragraph 3 hereof (as well as any additional benefits referred to in Paragraphs 3 and 4 hereof), Employee covenants and agrees that, for a period of one (1) year from and after the date this Agreement is terminated, Employee shall not, directly or indirectly:

a.                                      Solicit or divert business from any client, account or location of Employer or its affiliates or attempt to use or convert to other methods of using the same or similar products or services as are provided by Employer or its affiliates which exist upon termination of this Agreement or existed at any time during the term of this Agreement; or;

b.                                      Solicit for employment or employ any employee of Employer or its affiliates.

7.                                      Accounting for Profits. If Employee shall violate any of Employee’s covenants or agreements under Paragraphs 5 or 6 hereof, Employer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which Employee directly or indirectly has realized and/or may realize as a result of or in connection with any such violation. Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Employer is or may be entitled at law or in equity or under this Agreement.

8.                                      Reasonableness of Restrictions.

a.                                      Employee acknowledges that he/she has carefully read and considered the provisions hereof, including without limitation, the provisions of Paragraphs 5, 6 and 7 hereof and, having done so, agrees that the restrictions set forth in Paragraphs 5, 6 and 7 hereof (including, but not limited to, the area and time period of restriction) are fair and reasonable and are reasonably required for the protection of the interests of Employer, its shareholders, officers, directors, other employees and affiliates. Employee specifically acknowledges and agrees that the national scope of Employer’s and Employer’s affiliates’ business activities necessitates a national geographical area of restriction in order to effectively protect Employer’s and Employer’s affiliates’ legitimate business interests.

b.                                      Employee represents and acknowledges that Employee’s experience, age, capabilities, health and personal assets are such that this Agreement does not deprive Employee from either earning a livelihood in the unrestricted business activities which remain open to Employee or from otherwise adequately and appropriately supporting himself/herself.

c.                                       In the event that, notwithstanding the foregoing, any of the provisions of Paragraph 5, 6 or 7 hereof shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Paragraph 5 or 6 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

9.                                      Termination of Employment.

a.                                      The employment of Employee under this Agreement shall be terminated:

i.                                          immediately upon the death of Employee;

ii.                                       immediately in the event Employee has a Total Disability. For the purposes of this Agreement, Employee shall be considered to have a Total Disability if Employee is absent from work for a period of one hundred eighty (180) consecutive days and Employee is, in the sole discretion of Employer’s Board of Directors, unable to perform the usual and customary duties under this Agreement;

iii.                                    immediately by the mutual written agreement of Employee and Employer (unless a different termination date is agreed to in such written agreement);

iv.                                   immediately upon a determination by Employer that cause exists for such termination;

v.                                      upon thirty (30) days’ written notice from Employer in the event termination of Employee is without cause; or

vi.                                   upon thirty (30) days’ written notice from Employee in the event Employee resigns from employment.

b.                                      For purposes hereof, the term “cause” shall include, without limitation, Employee’s material breach of this Agreement; failure of Employee to reasonably and adequately, as determined by Employer in its sole and absolute discretion, perform the duties set forth in this Agreement; fraud against Employer or misappropriation of Employer’s assets; theft; or conviction of a crime involving dishonesty or theft. “Cause” shall not include actions which Employee has refused to take because such actions would be unethical or unlawful.

c.                                       Except as provided in this Paragraph or in Subparagraph 3(c), Employer shall have no further liability to Employee hereunder for the payment of unaccrued Salary, the payment of Bonus Compensation, the payment of deferred compensation or the provision of any of the additional benefits referred to in Paragraphs 3 or 4 hereof following the termination of Employee’s employment hereunder.

10.                               Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, Employer and Employee, and their respective heirs, personal and legal representatives, successors and assigns.

11.                               Governing Law. It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Kansas.

12.                               Assignment. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by Employee without the prior written consent of Employer. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by Employer without the prior written consent of Employee, except to: (a) any company affiliated with Employer; (b) any party with which Employer merges or consolidates; or (c) any party purchasing substantially all of the assets of Employer, to the extent such party agrees to assume the liability created by this Agreement.

13.                               Severability. The provisions of this Agreement (including particularly, but not limited to, the provisions of Paragraphs 5, 6 and 7 hereof) shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

14.                               Notices. Any notice required to be given hereunder shall be sufficient and deemed given when in writing, and sent by certified or registered mail, return receipt requested, first-class postage prepaid or hand delivered, to Employee’s last known residence in the case of Employee, and to its principal office to the attention of the Chief Investment Officer in the case of Employer.

15.                               Remedies. Employer and Employee hereby acknowledge and agree that the services to be rendered by Employee hereunder are of a special, unique and extraordinary character which gives them value to Employer for the loss of which Employer cannot reasonably or adequately be compensated in damages, and Employee acknowledges and agrees that a breach by Employee of the provisions of this Agreement will cause Employer irreparable injury and damage. Employee, therefore, expressly agrees that Employer shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement, or any part thereof, and to secure its enforcement, in addition to any other remedy to which Employer might be entitled. Employer shall further be entitled to suspend all payments otherwise due to Employee in the event of a material breach of this Agreement by Employee. Any and all of Employer’s remedies for the breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any and all other remedies with respect to the subject matter hereof.

16.                               Survival. The covenants and agreements contained in this Agreement calling for or restricting future conduct on the part of Employee shall survive the termination of Employee’s employment.

17.                               Entire Agreement. This Agreement and the Portfolio Managers’ Deferred Compensation Plan attached hereto as Exhibit B contain the entire agreement and understanding by and between Employer and Employee with respect to the employment herein referred to, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect.

18.                               Amendment. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the parties.

19.                               Waiver. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or shall be deemed a valid waiver of such provision at any other time.

20.                               Headings. The paragraph headings contained in this Agreement are inserted for purposes of convenience and reference only and shall in no way affect the meaning or interpretation of any provisions of this Agreement.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement to become effective as of the Effective Date.

EMPLOYER:

WADDELL & REED INVESTMENT MANAGEMENT COMPANY

By:
[Name]
[Title]

EMPLOYEE:

[Name]

EXHIBIT A

FUNDS FOR WHICH EMPLOYEE SERVES AS

PORTFOLIO MANAGER OR ASSISTANT PORTFOLIO MANAGER

[Funds]